EXHIBIT 4.9

                       JOHNSON WORLDWIDE ASSOCIATES, INC.
                                1326 Willow Road
                           Sturtevant, Wisconsin 53177

                                 AMENDMENT NO. 2

                                                     As of September 30, 1994


   The First National Bank of Chicago
   One First National Plaza, Suite 0324
   Chicago, Illinois 60670-0324

   Firstar Bank Milwaukee, N.A.
   777 East Wisconsin Avenue
   Milwaukee, Wisconsin 53202

   Societe Generale
   118 West Madison Street, Suite 3400
   Chicago, IL  60602

   Ladies and Gentlemen:

       Johnson Worldwide Associates, Inc., a Wisconsin corporation (the "Company"), hereby agrees with you as follows:

   1. Definitions. Reference is made to the Revolving and Term Loan Agreement dated as of October 2, 1991 (the "Credit Agreement") between the Company and each of you. Terms defined in the Credit Agreement as supplemented and amended hereby and not otherwise defined herein are used herein with the meanings so defined.

   2.  Amendment of Definition of "Revolving Commitment Expiration Date".
   The definition of "Revolving Commitment Expiration Date" in Section 1.01 of the Credit Agreement is amended by deleting the paragraph in its entirety and substituting the following: "shall mean September 29, 1995".

   3. Fees. Section 2.15(a) is hereby amended by deleting the paragraph and substituting the following:

       "The Company agrees to pay to the Agent for distribution to the Banks a commitment fee (the "Commitment Fee") on the average daily unused portion of the Aggregate Commitment, at the rate of 3/16 of 1% from the date hereof to and including October 1, 1994 and 1/8 of 1% per annum thereafter. The Commitment Fee shall be computed on the basis of the actual number of days elapsed and a year of 365/366 days, shall accrue from the Effective Date and shall be payable quarterly, in arrears on each March 31, June 30, September 30, and December 31, thereafter, commencing December 31, 1991 and ending on the Revolving Commitment Expiration Date."

   4. Representations and Warranties. The Company hereby represents and warrants that:

   4.1. Corporate Authority. The Company has all necessary corporate power and has taken all corporate action necessary to make this Amendment the valid and enforceable obligation it purports to be.

   4.2. No Legal Obstacle to Amendment. The execution and delivery of this Amendment will not constitute or result in (i) a breach of the provisions of the charter or by-laws of the Company or any material contract to which it is a party or by which it is bound or any presently existing applicable law, judgment, decree or governmental order, rule or regulation applicable to it, or (ii) the creation under any agreement of any lien, charge or encumbrance upon any of the assets of the Company.

   4.3. No Governmental or Other Approvals. No consent, approval, authorization of, or declaration or filing with, any governmental authority on the part of the Company is required for the valid execution and delivery of this Amendment.

   5. Miscellaneous. The Credit Agreement as supplemented and amended hereby is confirmed in full force and effect. The invalidity or unenforceability of any term or provision hereof shall not affect the
   validity or enforceability of any other term or provision hereof.   The
   headings of this Amendment are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Amendment may be executed in any number of counterparts which together shall be governed by and construed in accordance with the laws of the State of Illinois and any applicable federal law and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

   If the forgoing corresponds with your understanding of our agreement, kindly sign this letter and the accompanying copies thereof in the appropriate space below and return the same to the Company. This Amendment No. 2 shall be effective as of the date first above written upon receipt by the Agent of executed copies of this Amendment No. 2 signed by the Company and each Bank.

                                         Very truly yours,

                                         JOHNSON WORLDWIDE ASSOCIATES, INC.

                                         By:  /s/ Carl G. Schmidt
                                         Title:  Vice President & Chief
                                                 Financial Officer


   The foregoing is hereby accepted and agreed to:


                                         THE FIRST NATIONAL BANK OF CHICAGO

                                         By:  /s/ Deborah E. Stevens
                                         Title:  Vice President

                                         FIRSTAR BANK MILWAUKEE, N.A.

                                         By:  /s/ F.R. Dengel
                                         Title:  Vice President

                                         SOCIETE GENERALE

                                         By:  /s/ Joseph A. Philbin
                                         Title:  Vice President